Exhibit 99.1

GLYCOMIMETICS REPORTS FOURTH QUARTER AND YEAR-END 2015 RESULTS

ROCKVILLE, MD, February 29, 2016 –  GlycoMimetics, Inc. (NASDAQ: GLYC) today reported financial results for the fourth quarter and year ended December 31, 2015.  As of December 31, 2015, GlycoMimetics had cash and cash equivalents of $46.8 million, which reflects a $20.0 million non-refundable milestone payment received from Pfizer Inc. in August 2015 under the terms of the parties’ collaboration agreement for development of rivipansel (previously known as GMI-1070).

For the quarter ended December 31, 2015, GlycoMimetics reported total revenues of $35,000. GlycoMimetics did not recognize any revenues in the quarter ended December 31, 2014.  For the year ended December 31, 2015, total revenues were $20.1 million compared to $15.0 million in 2014.

The company’s research and development expenses increased to $7.0 million for the quarter ended December 31, 2015 as compared to $5.3 million for the fourth quarter of 2014.  Research and development expense similarly increased by $5.5 million to $25.1 million for the year ended December 31, 2015, from $19.6 million in the year ended December 31, 2014. These increases were primarily attributable to increased costs associated with the Phase 1/2 clinical trial with GMI-1271 and pre-clinical development of GMI-1359, the company’s next drug candidate.  In addition, GlycoMimetics recorded a $2.0 million milestone license fee in the year ended December 31, 2015 for the payment due to the University of Basel representing 10 percent of the $20.0 million non-refundable milestone payment received from Pfizer in August 2015.

The company’s general and administrative expenses decreased to $1.9 million for the quarter ended December 31, 2015 as compared to $2.1 million for the fourth quarter of 2014.  General and administrative expenses for the year ended December 31, 2015 increased to $7.8 million as compared to $6.6 million in the prior year.  These increases were primarily due to increased professional fees as well as stock-based compensation expense.

“In 2015, we made significant progress in clinical development both with our partnered, lead drug candidate rivipansel and with the proprietary programs in our pipeline. Importantly, our partner Pfizer initiated the Phase 3 trial of rivipansel for the treatment of vaso-occlusive crisis. In parallel, we were able to progress our proprietary oncology pipeline, most notably, GMI-1271, for acute myeloid leukemia (AML) and other blood disorders. For GMI-1271, we were able to present encouraging data at the 2015 ASH meeting in December as well as advance the drug in a dose-ranging trial in patients, for which we expect to have data to report in the second quarter of this year,” said Rachel King, GlycoMimetics’ Chief Executive Officer.

“Our plan for the rest of 2016 is to continue to advance our two lead programs as well as to initiate clinical trials of a third product candidate, GMI-1359. Among our highest priorities are presentations to the medical communities of key data and potential therapeutic opportunities made possible by our proprietary selectin-directed clinical and preclinical programs,” Ms. King added.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics entered into an exclusive license agreement with Pfizer for rivipansel in October 2011. Under the license agreement, Pfizer is responsible for the clinical development, regulatory approval and potential commercialization of rivipansel, which is currently being evaluated in a Phase 3 trial for the treatment of vaso-occlusive crisis.

GlycoMimetics’s wholly-owned drug candidate (GMI-1271) for AML and other blood disorders is also in clinical trials. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the company’s drug candidates and the presentation of clinical data. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s annual report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (SEC) on February 29, 2016, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(Unaudited)

Revenue	$35	$—	$20,071	$15,027

Costs and expenses:
Research and development expense	6,961	5,281	25,050	19,571
General and administrative expense	1,962	2,117	7,805	6,596
Total costs and expenses	8,923	7,398	32,855	26,167

Loss from operations	(8,888)	(7,398)	(12,784)	(11,140)

Other income	6	4	15	18

Net loss and comprehensive loss	$(8,882)	$(7,394)	$(12,769)	$(11,122)

Net loss per share – basic and diluted	$(0.47)	$(0.39)	$(0.67)	$(0.60)
Weighted average shares – basic and diluted	19,043,234	18,902,876	19,010,587	18,452,252

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	December 31,	December 31,
	2015	2014

Cash and cash equivalents	$46,803	$55,199

Working capital	39,497	49,655

Total assets	48,462	57,264

Total liabilities	7,991	6,461

Total stockholders' equity	40,472	50,803